EXHIBIT 10.34

December 14, 2009

Mr. Frank Romagnano II
Director of Leasing
Dolphin Partners
18818 Teller Ave., Suite 200
Irvine, CA 92612

Re:	Highpark 25910 Acero, Suite 370 Mission Viejo, California
Frank:

As exclusive representative for CelLynx Group, Inc. (“Lessee”), Lee & Associates - Irvine, Inc. has been authorized to submit this counter proposal to lease space in the above referenced building.  This counter proposal outlines the terms and conditions under which CelLynx Group, Inc. will enter into a lease agreement.

Location:	Agreed. 25910 Acero, Suite 370, Mission Viejo, California.

Premises:
Agreed. Lessee will require approximately 2,120 rentable square feet located on the third (3rd) floor.  The exact square footage shall be measured based on Building Owners and Managers Association International Standard (ANSI Z65.1-196) prior to occupancy.

Lease Term:	Agreed. The initial term of the lease shall be for twenty-five (25) months.

Lease Commencement:	Agreed. Lease commencement shall be on April 1, 2010.

Lease Rate:	The base monthly lease rate during the lease term shall be as follows:

Months	Monthly Lease Rate

00 – 01:	$0.00	Full Service Gross, Per Square Foot
02 – 13:	$1.75	Full Service Gross, Per Square Foot
14 – 25:	$1.80	Full Service Gross, Per Square Foot

Operating Expenses:
Lessee shall pay its pro-rata share of increases in operating expenses to the extent such operating expenses exceed the actual operating expenses for Base Year 2010.  Notwithstanding the foregoing, Lessee shall not be subject to pass-throughs during the initial twelve (12) months of its occupancy.

Tenant Improvements:	Agreed. Lessee shall accept premises “as-is”.

Parking:	Agreed. Per current lease agreement.

Lee & Associates – Irvine Inc.    A Member of the Lee & Associates Group of Companies
111 Pacifica, Suite 310  Irvine, California  92618 /  Office:  949.727.1200   /  Fax:  949.727.1299

December 14, 2009
Mr. Frank Romagnano II

Signage:	Agreed. Per current lease agreement.

Subleasing &
Assignment Rights:	Agreed. Per current lease agreement.

Heating, Ventilation
& Air-Conditioning
(“HVAC”):	Agreed. Per current lease agreement.

Use of Premises:	Agreed. Per current lease agreement.

Broker:
Agreed. Lee & Associates – Irvine, Inc as Lessee’s exclusive representative, shall earn a standard commission equal to four percent (4%) in addition to any additional brokerage incentive program.  All commissions owed shall be paid 100% upon lease execution.  Broker shall look solely to Lessor for payment of said commission.

Approval and
Contingencies:
All parties understand that this Proposal is not binding between the parties until a lease document is fully executed.  Any further negotiations or proposals will be made contingent upon Lessee’s approval.

December 14, 2009
Mr. Frank Romagnano II

Lessor and Lessee acknowledge that this proposal is not a lease, and that it is intended as the basis for the preparation of a lease by Lessor.  The lease shall be subject to Lessor's and Lessee's approval, and only a fully executed and delivered lease shall constitute a legally binding lease for said property.  Broker makes no warranty or representation to Lessor or Lessee that acceptance of this proposal will guarantee the execution of a lease for the property.  Broker is not authorized to give legal advice.  If Lessee and Lessor desire legal advice, Broker hereby advises Lessor and Lessee to consult with their respective attorneys prior to executing any document(s).

Please respond by 5:00 p.m. on Monday, December 21, 2009.  Thank you for your cooperation.  Please call if you have any questions.

Regards,

/s/ Dave Smith Dave Smith	/s/ Jason G. Di Rocco Jason G. Di Rocco
Senior Vice President – Partner	Associate

AGREED AND ACCEPTED: LESSEE:	LESSOR:

CelLynx Group Inc.	Dolphin Partners

By: ________________________________	By: ________________________________

Title: _______________________________	Title: _______________________________

Date: _______________________________	Date: _______________________________